AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1999.
                           REGISTRATION NO. 33-_______

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                         MAGELLAN HEALTH SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                               58-1076937
     (STATE OR OTHER JURISDICTION OF      (I.R.S. EMPLOYER IDENTIFICATION NO.)
     INCORPORATION OR ORGANIZATION)

                           6950 COLUMBIA GATEWAY DRIVE
                            COLUMBIA, MARYLAND 21046
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

          MAGELLAN HEALTH SERVICES, INC. SUPPLEMENTAL ACCUMULATION PLAN
                            (FULL TITLE OF THE PLAN)

                              MARK S. DEMILIO, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                         MAGELLAN HEALTH SERVICES, INC.
                          6950 COLUMBIA GATEWAY DRIVE
                            COLUMBIA, MARYLAND 21046
                                 (410) 953-1258
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 ---------------
                         CALCULATION OF REGISTRATION FEE

                                             Proposed maximum    Proposed maximum
Title of securities         Amount to be      offering price     aggregate offering        Amount of
 To be registered           registered        per obligation         price(1)          registration fee
 ----------------           ----------        ---------------        ------            ----------------
Deferred Compensation
Payment Obligations(2)      $6,000,000             100%             $6,000,000              $1,584

----------
(1)  Estimated solely for the purposes of calculating the registration fee.
(2) The deferred compensation payment obligations are unsecured obligations of Magellan Health Services, Inc. to pay deferred compensation in accordance with the terms of the Magellan Health Services, Inc. Supplemental Accumulation Plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following document filed by Magellan Health Services, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") is incorporated by reference and made a part hereof:

                  (a) The Registrant's Annual Report on Form 10-K for the year ended September 30, 1999, filed with the Commission on December 27, 1999.

         All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

         Under the Magellan Health Services, Inc. Supplemental Accumulation Plan (the "Plan"), the Registrant will provide eligible directors, management and other highly-compensated employees the opportunity to defer a specified portion of their compensation. The Plan is to be administered by one or more persons who are designated as Administrators by the Registrant from time to time. The obligations of the Registrant to pay the deferred compensation, as adjusted for earnings, losses and expenses thereon in accordance with the terms of the Plan (the "Deferred Compensation Payment Obligations"), are unsecured general obligations of the Registrant and rank pari passu with other unsecured general obligations of the Registrant. This Registration Statement covers $6,000,000 of Deferred Compensation Payment Obligations.

         The Deferred Compensation Payment Obligations of each participant will be an amount equal to (i) the amount deferred in accordance with the participant's written deferral election under the Plan ("Compensation Deferrals"); (ii) the Registrant's matching contributions ("Matching Contributions"); and (iii) additional amounts that may be contributed by the Registrant, in its discretion, for certain participants ("Discretionary Contributions"), all as adjusted for earnings, losses and expenses attributable thereto.

         Deferred Compensation Payment Obligations under the Plan shall be indexed to, and earnings or losses will accrue thereon at rates equal to, the investment returns of specified investment funds designated by the Plan Administrator. From time to time during the life of the Plan the Plan Administrator may change the investment funds available to participants under the Plan. Prior to making any such changes, however, the Plan Administrator will advise participants of the change and give participants the option to allocate their Deferred Compensation Payment Obligations among the new investment funds.

         All Deferred Compensation Payment Obligations that relate to Compensation Deferrals and earnings thereon are 100% vested at all times. Obligations that relate to Matching Contributions and any earnings thereon vest according to the vesting provisions of the Registrant's 401(k) Plan. Obligations that relate to Discretionary Contributions and any earnings thereon vest on the date that is two years after the date those contributions were made. A participant's total Deferred Compensation Payment Obligations will also be fully vested upon a change in control of the Registrant, the participant's involuntary termination of employment without cause, death, or total and permanent disability. A participant will forfeit 100% of his or her Matching Contributions and Discretionary Contributions upon the termination of his or her employment by the Registrant due to cause, as defined in the Plan, or if the participant engages in competition while employed by the Registrant or within two years after the termination of his or her employment.

         If the participant so elects before the beginning of any plan year, then shortly after the end of that plan year an amount equal to the maximum elective 401(k) contributions that the participant could make for that plan year to the Registrant's 401(k) plan, as determined by the Administrator, will be deducted from the participant's Compensation Deferrals made to this Plan during that year and paid over to the Registrant's 401(k) plan as elective 401(k) contributions made by the participant for that year. This feature allows the participant to maximize his or her 401(k) plan contributions for that year.

         In limited circumstances of severe financial hardship, as defined in the Plan, a participant may be permitted, in the discretion of the Plan Administrator, to make a withdrawal from the Obligations attributable to his or her vested Compensation Deferrals and Matching Contributions (before the date those amounts are otherwise payable to the participant) of the amount that the Administrator determines to be necessary to alleviate the hardship and that is not available to the participant from other sources. The participant may also elect in writing to make a nonscheduled withdrawal (at any time before the amount otherwise becomes payable) of any amount from the Obligations attributable to his or her vested Compensation Deferrals and Matching Contributions, provided that 10% of the withdrawal amount shall be forfeited by the participant and the participant's right to make Compensation Deferrals shall be suspended until the end of the plan year following the plan year in which the withdrawal is made.

         Generally, Obligations in an amount equal to each participant's Compensation Deferrals and Matching Contributions, as adjusted for earnings, losses and expenses, will be payable at the earlier of the date the participant's employment with the Registrant terminates or a fixed date elected by the participant as a part of his or her deferral election, but in no event earlier than the date that is two years after the date the last of those Compensation Deferrals was made. Amounts attributable to Discretionary Contributions made by the Registrant for the participant's benefit become payable at any date selected by the Administrator in the first calendar month that is two years after the participant's employment by the Registrant has terminated or, if later, at any payment date previously elected by the participant. If no earlier payment date applies, the Obligations attributable to the participant's Compensation Deferrals and Matching Contributions will be payable when amounts attributable to the Discretionary Contributions made by the Registrant for the participant become payable.

         If the amount available for distribution on any given payment date is less than $50,000, then the entire amount shall be distributed to the participant in one lump sum payment, regardless of the participant's election. If the amount distributable on any given payment date equals or exceeds $50,000, then the amount will be paid either in one lump sum payment or, if elected by the participant as a part of his or her deferral election, in twenty or forty quarterly payments. Under certain circumstances, a participant may elect to further defer payments otherwise payable on a specified distribution date, but that election must be made more than 12 months before the specified distribution date and a participant may make an election to further defer those payments only once.

         If the participant dies while employed by the registrant, all of his or her Deferred Compensation Payment Obligations shall be paid to the participant's beneficiary in a lump sum. If the participant dies after termination of his or her employment with the Registrant, all of the participant's undistributed vested Deferred Compensation Payment Obligations shall be paid to the participant's beneficiary in one lump sum payment, except that amounts that were being distributed to the participant in installment payments shall continue to be paid in those installments unless the Registrant elects to accelerate those payments.

         No amounts payable to participants or beneficiaries under the Plan will, except as otherwise specifically provided by law, be subject in any matter to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void. Notwithstanding the foregoing, however, participants may designate any person or persons to receive such benefits as may be payable under the Plan upon or after the participant's death. If no such beneficiary designation is made, or if no beneficiary is living at the time of a participant's death, benefits will be paid to the participant's spouse, if then living, but otherwise to the participant's living descendants, if any, but, if none, to the participant's estate.

         Deferred Compensation Payment Obligations are not subject to redemption by the Registrant, in whole or in part, prior to the distribution dates selected by the respective participants under the Plan. Notwithstanding the foregoing, however, the Registrant has reserved the right to amend or terminate the Plan at any time, provided that no amendment of the Plan shall deprive a participant or a beneficiary of a right accrued under the Plan prior to the date of the amendment.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

         Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his or her service as director, officer, employee or agent of the corporation, or his or her service, at the corporation's request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his or her conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 145 further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

         Article VII of the Bylaws of the Registrant provides in substance that the Registrant shall indemnify directors and officers against all liability and related expenses incurred in connection with the affairs of the Registrant if:
(a), in the case of actions not by or in the right of the Registrant, the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and (with respect to a criminal proceeding) had no reasonable cause to believe his or her conduct was unlawful; and (b), in the case of actions by or in the right of the Registrant, the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, provided that no indemnification shall be made for a claim as to which the director or officer is adjudged liable for negligence or misconduct unless (and only to the extent that) an appropriate court determines that, in view of all the circumstances, such person is fairly and reasonably entitled to indemnity.

         In addition, Section 102(b)(7) of the DGCL permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payment of dividends or other unlawful distributions, or (iv) for any transactions from which the director derived an improper personal benefit. Article Twelve of the Registrant's Restated Certificate of Incorporation contains such a provision.

         The Registrant maintains Directors' and Officers' liability insurance with various insurance providers.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable

ITEM 8.   EXHIBITS.

        Exhibit No.  Description of Exhibit
        -----------  ----------------------

            5        Opinion of Miles & Stockbridge P.C.

            23 Consent of Experts (the consent of counsel is included in Exhibit 5).

ITEM 9.   UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that subparagraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on December 30, 1999.

                                           Magellan Health Services, Inc.

                                           By: /s/ Mark S. Demilio
                                               -------------------------------
                                                Mark S. Demilio
                                                Executive Vice President and
                                                General Counsel

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clifford W. Donnelly and Mark S. Demilio and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                             Date
---------                     -----                             ----

/s/ HENRY T. HARBIN           President, Chief Executive      December 30, 1999
--------------------------    Officer and Director
Henry T. Harbin, M.D.

/s/ CLIFFORD W. DONNELLY      Executive Vice President        December 30, 1999
--------------------------    and Chief Financial Officer
Clifford W. Donnelly


/s/ THOMAS C. HOFMEISTER      Senior Vice President and       December 30, 1999
--------------------------    Chief Accounting Officer
Thomas C. Hofmeister

                              Director                        December __, 1999
--------------------------
David Bonderman

/s/ JONATHAN J. COSLET        Director                        December 30, 1999
--------------------------
Jonathan J. Coslet

Signature                     Title                           Date
---------                     -----                           ----

/s/ G. FRED DIBONA, JR.       Director                        December 30, 1999
--------------------------
G. Fred DiBona, Jr.


                              Director                        December __, 1999
--------------------------
Andre C. Dimitriadis

/s/ A.D. FRAZIER, JR.         Director                        December 30, 1999
--------------------------
A. D. Frazier, Jr.

/s/ GERALD L. MCMANIS         Director                        December 30, 1999
--------------------------
Gerald L. McManis

                              Director                        December __, 1999
--------------------------
Daniel S. Messina

/s/ ROBERT W. MILLER          Director                        December 30, 1999
--------------------------
Robert W. Miller

                              Director                        December __, 1999
--------------------------
Darla D. Moore

/s/ JEFFREY A. SONNENFELD     Director                        December 30, 1999
--------------------------
Jeffrey A. Sonnenfeld

/s/ JAMES B. WILLIAMS         Director                        December 30, 1999
--------------------------
James B. Williams